Exhibit (d)(xviii)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of June 1, 2012, between FUNDVANTAGE TRUST, a Delaware Statutory Trust (herein called the “Trust”) on behalf of the series of the Trust set forth on Schedule A to this Agreement (the “Fund”), and HEITMAN REAL ESTATE SECURITIES LLC, a Delaware limited liability company (herein called the “Investment Adviser”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”), and currently offers or proposes to offer shares representing interests in separate investment portfolios, including the Fund;

WHEREAS, the Trust desires to retain the Investment Adviser to render certain investment advisory services to the Fund, and the Investment Adviser is willing to so render such services; and

WHEREAS, the Board of the Trust (the “Board”) has approved this Agreement, and the Investment Adviser is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

SECTION 1.                         APPOINTMENT. The Trust hereby appoints the Investment Adviser to act as investment adviser for the Fund for the period and on the terms set forth in this Agreement.  The Investment Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

SECTION 2.                         DELIVERY OF DOCUMENTS. The Trust has furnished or will furnish the Investment Adviser with copies of each of the following:

a.                                      Resolutions of the Board authorizing the appointment of the Investment Adviser and the execution and delivery of this Agreement;

b.                                      Each prospectus and statement of additional information relating to any class of Shares representing interests in the Fund in effect under the Securities Act of 1933 (such prospectus and statement of additional information, as presently in effect (as the same shall from time to time be amended and supplemented, the “Prospectus” and “SAI,” respectively);

c.                                       Registration Statement under the 1940 Act and the Securities Act of 1933, as amended on Form N-1A (the “Registration Statement”), as filed with the SEC relating to the Fund and the Fund’s beneficial shares, and all amendments thereto;

d.                                      Copies of reports made by the Fund to its shareholders; and

e.                                       Copies of any relevant Trust or Fund policies or guidelines established by the Board that relate to the services provided by the Investment Adviser hereunder.

The Trust shall also furnish the Investment Adviser with any further documents, materials or information that the Investment Adviser reasonably may request to enable it to perform its duties pursuant to this Agreement including, without limitation with copies of all amendments of or supplements to any of the foregoing, if any.  In addition all copies of resolutions of the Board or amendments thereof or supplements thereto will, upon the Investment Adviser’s request, be properly certified or authenticated.

In addition to the foregoing, the Trust will also provide the Investment Adviser with copies of the Trust’s Agreement and Declaration of Trust and By-Laws, and any service contracts related to the Fund, and will promptly furnish the Investment Adviser with any amendments of or supplements to such documents.

SECTION 3.                         MANAGEMENT. Subject to the supervision of the Board, the Investment Adviser will provide for the management of the Fund including (i) the provision of a continuous investment program for the Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Fund, (ii) the determination from time to time of what securities and other investments will be purchased, retained, or sold for the Fund, and (iii) the placement from time to time of orders for all purchases and sales made for the Fund.  The Investment Adviser will provide the services rendered by it hereunder in accordance with the Fund’s investment objectives, restrictions and policies as stated in the applicable Prospectus and Statement of Additional Information, provided that the Investment Adviser has received written notice of any changes by the Board to such investment objectives, restrictions or policies not less than 10 days prior to the date on which they are to go into effect.  The Investment Adviser further agrees that it will render to the Board such periodic and special reports regarding the performance of its duties under this Agreement as the Board may reasonably request.  The Investment Adviser agrees to provide to the Trust (or its agents and service providers) prompt and accurate data with respect to the Fund’s transactions. The Board, or any duly delegated committee thereof, shall have the primary responsibility to value fairly the securities comprising the Fund.  In accordance with procedures adopted by the Board, as amended from time to time, the Investment Adviser shall assist the Board in the fair valuation of all securities comprising the Fund.  Should the Board notify the Investment Adviser that prices with respect to a particular security are deemed by the Board not to be readily available in the ordinary course of business from an automated pricing service, the Investment Adviser will use its reasonable efforts to provide such prices, based upon its own expertise, and to arrange with parties independent of the Investment Adviser such as broker-dealers, for the provision of valuation information or prices for such security.

SECTION 4.                         BROKERAGE. Subject to the Investment Adviser’s obligation to obtain best price and execution, the Investment Adviser shall have full discretion to select brokers or dealers to effect the purchase and sale of securities.  When the Investment Adviser places orders for the purchase or sale of securities for the Fund, in selecting brokers or dealers to execute such orders, the Investment Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services for the benefit of the Fund and, potentially, the Investment Adviser’s other clients, directly or indirectly.  Without limiting the generality of the foregoing, the Investment Adviser is authorized to cause the Fund to pay brokerage commissions which may be in excess of the lowest rates available to brokers who execute transactions for the Fund or who otherwise provide brokerage and research services utilized by the Investment Adviser, provided that the Investment Adviser determines in good faith that the amount of each such commission paid to a broker is reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either the particular transaction to which the commission relates or the Investment Adviser’s overall responsibilities with respect to accounts as to which the Investment Adviser exercises investment discretion.  The Investment Adviser may aggregate securities orders so long as the Investment Adviser adheres to a policy of allocating investment opportunities to the Fund over a period of time on a fair and equitable basis relative to other clients.  In no instance will the Fund’s securities be purchased from or sold to, the Trust’s principal underwriter, the Investment Adviser, or any affiliated person thereof, except to the extent permitted by SEC exemptive order or by applicable law.

The Investment Adviser shall report to the Board at least quarterly with respect to brokerage transactions that were entered into by the Investment Adviser, pursuant to the foregoing paragraph, and shall certify to the Board that the commissions paid were reasonable in terms either of that transaction or the overall responsibilities of the Investment Adviser to the Fund and the Investment Adviser’s other clients, that the total commissions paid by the Fund were reasonable in relation to the benefits to the Fund, and potentially, the Investment Adviser’s other clients, over the long term.  Further, the Investment Adviser will disclose to the Board: (i) all material new or amended arrangements it may have with regard to the Fund’s securities transactions, (ii) the utilization of “soft dollar commissions” by the Fund and the Investment Adviser with respect to the Fund, and (iii) such other matters as the Board may reasonably request.

SECTION 5.                         CONFORMITY WITH LAW; CONFIDENTIALITY. The Investment Adviser further agrees that it will comply with all applicable rules and regulations of all federal regulatory agencies having jurisdiction over the Investment Adviser in the performance of its duties hereunder.  The Investment Adviser will treat confidentially and as proprietary information of the Trust all records and other information relating to the Trust and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld or delayed and may not be withheld where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

Where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply with a request for records or other information relating to the Trust, the Investment Adviser may comply with such request prior to obtaining the Trust’s written approval, provided that the Investment Adviser has taken reasonable steps to promptly notify the Trust, in writing, upon receipt of the request.

SECTION 6.                         SERVICES NOT EXCLUSIVE. The Investment Adviser and its officers may act and continue to act as investment managers for others, and nothing in this

Agreement shall in any way be deemed to restrict the right of the Investment Adviser to perform investment management or other services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Fund or the Trust.

Nothing in this Agreement shall limit or restrict the Investment Adviser or any of its partners, officers, affiliates or employees from buying, selling or trading in any securities for its or their own account.  The Trust acknowledges that the Investment Adviser and its members, managers, officers, affiliates, employees and other clients may, at any time, have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of for the Fund.  The Investment Adviser shall have no obligation to acquire for the Fund a position in any investment which the Investment Adviser, its members, managers, officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, so long as it continues to be the policy and practice of the Investment Adviser that, to the extent practical, investment opportunities will be allocated among the Investment Adviser’s clients over a period of time on a fair and equitable basis.

The Investment Adviser agrees that this Section does not constitute a waiver by the Trust of the obligations imposed upon the Investment Adviser to comply with Sections 17(d) and 17(j) of the 1940 Act, and the rules thereunder, nor constitute a waiver by the Trust of the obligations imposed upon the Investment Adviser under Section 206 of the Investment Advisers Act of 1940 and the rules thereunder.  Further, the Investment Adviser agrees that this does not constitute a waiver by the Trust of the fiduciary obligation of the Investment Adviser arising under federal or state law, including Section 36 of the 1940 Act.  The Investment Adviser agrees that this Section 6 shall be interpreted consistent with the provisions of Section 17(i) of the 1940 Act.

SECTION 7.                         BOOKS AND RECORDS. In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request.  The Investment Adviser further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records in the Investment Adviser’s possession required to be maintained by Rule 3la-1 under the 1940 Act.

SECTION 8.                         EXPENSES. During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement.  The Fund shall bear all of its own expenses not specifically assumed by the Investment Adviser.  Expenses borne by the Fund shall include, but are not limited to, the following (or the Fund’s share of the following): (a) the cost (including brokerage commissions) of securities purchased or sold by the Fund and any losses incurred in connection therewith; (b) fees payable to and expenses incurred on behalf of the Fund by the Investment Adviser; (c) filing fees and expenses relating to the registration and qualification of the Trust and the Fund’s shares under federal and/or state securities laws and maintaining such registrations and qualifications; (d) fees and salaries payable to the Trust’s Trustees and officers; (e) taxes (including any income or franchise taxes) and governmental fees; (f) costs of any liability and other insurance or fidelity bonds; (g) any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Trust or the Fund for violation of any law; (h) legal, accounting and auditing expenses, including legal fees of special counsel for the independent Trustees; (i) charges of custodians and other agents; (j) expenses of setting in type and printing prospectuses, statements of additional information and supplements thereto for existing shareholders, reports, statements, and confirmations to shareholders and proxy material that are not attributable to a class; (k) costs of mailing prospectuses, statements of additional information and supplements thereto to existing shareholders, as well as reports to shareholders and proxy material that are not attributable to a class; (1) any extraordinary expenses; (m) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (n) costs of mailing and tabulating proxies and costs of shareholders’ and Trustees’ meetings; (o) costs of independent pricing services to value a portfolio’s securities; and (p) the costs of investment company literature and other publications provided by the Trust to its Trustees and officers.  Distribution expenses, transfer agency expenses, expenses of preparation, printing and mailing, prospectuses, statements of additional information, proxy statements and reports to shareholders, and organizational expenses and registration fees, identified as belonging to a particular class of the Trust are allocated to such class.

SECTION 9.                         VOTING. The Investment Adviser shall have the authority to vote as agent for the Trust, either in person or by proxy, tender and take all actions incident to the ownership of all securities in which the Fund’s assets may be invested from time to time, pursuant to the Investment Adviser’s written proxy voting policy and procedures.  The Trust acknowledges that it has been furnished a copy of the Investment Adviser’s current proxy voting policy and procedures and has approved the same, and the Investment Adviser agrees to furnish a copy of any amendments thereto on a timely basis to the Trust.

SECTION 10.                  RESERVATION OF NAME. The Investment Adviser shall at all times have all rights in and to the Fund’s name and all investment models used by or on behalf of the Fund.  The Investment Adviser may use the Fund’s name or any portion thereof in connection with any business activity without the consent of any shareholder and the Trust shall execute and deliver any and all documents required to indicate the consent of the Trust to such use.  The Trust hereby agrees that in the event that neither the Investment Adviser nor any of its affiliates acts as investment adviser to the Fund, the name of the Fund will be changed to one that does not contain the name “Heitman” or otherwise suggest an affiliation with the Investment Adviser.

SECTION 11.                  COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement with respect to the Fund, the Trust will pay the Investment Adviser from the assets of the Fund and the Investment Adviser will accept as full compensation therefore from the Fund a fee, computed daily and payable monthly, at the annual rate as a percentage of average daily net assets set forth on Schedule B to this Agreement.  For any period less than a full month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month.

The fee attributable to the Fund shall be satisfied only against assets of the Fund and not against the assets of any other investment portfolio of the Trust.  The Investment Adviser shall have the unilateral authority, in its sole discretion, (1) not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue)

and/or (2) to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Investment Adviser.

SECTION 12.                  LIMITATION OF LIABILITY. The Investment Adviser shall not be liable for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (collectively, “disabling conduct”).  Nothing contained in this Section 12 or elsewhere in this Agreement shall constitute a waiver by the Fund or by the Trust of any of their respective legal rights under applicable U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.  The Fund will indemnify the Investment Adviser against and hold it harmless from and against any and all losses, claims, damages, liabilities or expenses, including reasonable counsel fees and expenses, (collectively, “Losses”) resulting from any claim, demand, action or suit not resulting from disabling conduct by the Investment Adviser.  Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Investment Adviser is not liable for such Loss by reason of its disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Investment Adviser is not liable by reason of disabling conduct, by (a) the vote of a majority of a quorum of Trustees who are neither “interested persons” of FundVantage as defined in section 2(a)(19) of the 1940 Act nor parties to the proceeding, or (b) an independent legal counsel in a written opinion (each item in subsection (ii) hereinafter collectively termed a “non-judicial conclusion of probable non-liability”).  The Investment Adviser shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Delaware Statutory Trust Act.  The Investment Adviser shall provide to the Fund (i) a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and (ii) a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met.  In addition, at least one of the following conditions shall be met: (a) the Investment Adviser shall provide security in form and amount reasonably acceptable to the Fund for such advance; (b) the Fund is insured against losses arising by reason of any lawful advance; or (c) there is a non-judicial conclusion of probable non-liability with respect to the Loss which is the subject matter of the requested advance.

Any amounts payable by the Fund under this Section shall be satisfied only against the assets of the Fund and not against the assets of any other investment portfolio of the Trust.  The limitations on liability and indemnification provisions of this Section shall not be applicable to any losses, claims, damages, liabilities or expenses arising from the Investment Adviser’s rights to the Fund’s name.  The Investment Adviser shall indemnify and hold harmless the Trust and the Fund for any claims asserted against either of them arising from the use of the term “Heitman” in the name of the Fund.

SECTION 13.                  DURATION AND TERMINATION. This Agreement shall become effective and continue for an initial two year period as of the date first above written unless sooner terminated as provided herein with respect to the Fund.  Thereafter, if not terminated, this Agreement shall continue for successive annual periods, PROVIDED such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board or by vote of a majority of the outstanding voting securities of the Fund; PROVIDED, HOWEVER, that this Agreement may be terminated with respect to the Fund by the Trust or by vote of a majority of the outstanding voting securities of a Fund, in either case without the payment of any penalty, on 60 days’ prior written notice to the Investment Adviser, or by the Investment Adviser at any time, without payment of any penalty, on 90 days’ prior written notice to the Trust.  This Agreement will immediately terminate in the event of an “assignment” under the 1940 Act.

SECTION 14.                  AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought, and no amendment of this Agreement affecting the Fund shall be effective, to the extent required by the 1940 Act, until the applicable shareholders of the Fund shall have approved such amendment in the manner required by the 1940 Act and the rules thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

SECTION 15.                  MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

SECTION 16.                  DEFINITIONS. As used in this Agreement, the terms “affiliated person,” “assignment,” “interested person,” “majority of the outstanding voting securities” and “principal underwriter” shall have the same meaning as such terms have in the 1940 Act and the rules and regulations thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

SECTION 17.                  NOTICE. All notices hereunder shall be given in writing and delivered by hand, reputable national overnight courier or facsimile (provided written confirmation of receipt is obtained and said notice is sent via first class mail on the next business day), as follows:

If to the Investment Adviser:

Heitman Real Estate Securities LLC

Attn:  Chief Operating Officer

191 North Wacker Drive, Suite 2500

Chicago, IL  60606

Facsimile No.  312-849-4141

With copy to:

Heitman Real Estate Securities LLC

Attn:  Chief Compliance Officer

191 North Wacker Drive, Suite 2500

Chicago, IL  60606

Facsimile No.  312-629-5840

If to the Trust:

FundVantage Trust
Attn:  Joel Weiss, President
301 Bellevue Parkway
Wilmington, DE 19809

Facsimile No.  302-791-2639

With copy to:

Joseph V. Del Raso, Esq.
Pepper Hamilton LLP
3000 Two Logan Square
18th & Arch Streets
Philadelphia, PA 19103

Facsimile No.  215-981-4750

The effective date of any notice shall be (i) the date such notice is sent if such delivery is effected by hand or facsimile or (ii) one business day after the date such notice is sent if such delivery is effected by national overnight courier.

SECTION 18.                  GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof; and with respect to the terms “willful misfeasance,” “bad faith,” “gross negligence” and “reckless disregard” as used in this Agreement, such terms shall be construed and interpreted in accordance with the then current judicial interpretation of such terms by the Delaware appellate courts or, if applicable, the definition of such terms contained in any Delaware statute enacted after the most recent available judicial interpretation of such terms by the Delaware appellate courts.

SECTION 19.                  COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

FUNDVANTAGE TRUST

By:	/s/ Joel Weiss
Name:	Joel Weiss
Title:	President

HEITMAN REAL ESTATE SECURITIES LLC

By:	/s/ Timothy J. Pire
Name:	Timothy J. Pire
Title:	Managing Director

SCHEDULE A

DATED JUNE 1, 2012

TO THE

INVESTMENT ADVISORY AGREEMENT DATED JUNE 1, 2012

BETWEEN

FUNDVANTAGE TRUST AND HEITMAN REAL ESTATE SECURITIES LLC

Series of FundVantage Trust

HEITMAN REIT FUND

SCHEDULE B

DATED JUNE 1, 2012

TO THE

INVESTMENT ADVISORY AGREEMENT DATED JUNE 1, 2012

BETWEEN

FUNDVANTAGE TRUST AND HEITMAN REAL ESTATE SECURITIES LLC

Investment Advisory Fee Schedule

Fund	Annual Fee as a Percentage of Fund’s Average Daily Net Assets (“Assets”)
Heitman REIT Fund	0.90% of Assets from $0 to less than $300 million
0.85% of Assets from $300 million to less than $500 million
0.80% of Assets from $500 million to less than $750 million
0.75% of Assets from $750 million to less than $1.0 billion
0.70% of Assets from $1.0 billion to less than $1.5 billion
0.65% of Assets from $1.5 billion to less than $2.0 billion
0.60% of Assets of $2.0 billion or greater